ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of April 4, 2001 (the "Effective Date") by and between Internet Properties Development Corp., a Nevada corporation (the "Buyer" or "IPDC"), and SENIORS.COM, INC., a Delaware corporation (the "Seller" or "Seniors.com") (collectively, the "Parties").

         WHEREAS, the Seller owns and operates a website with the uniform resource locator address WWW.SENIORS.COM (the "URL") and is currently the registered owner of the www.seniors.com domain name and URL;

         WHEREAS, the Seller desires to sell, and the Buyer desires to buy, on the terms and conditions set forth in this Agreement, the www.seniors.com URL and domain name, the Seller's existing registered user database, the Seniors.com website, and certain other assets relating to the operation and utilization of the Seniors.com website as set forth herein;

         WHEREAS, the Seller and the Buyer have previously executed a letter of intent dated March 10, 2001 (the "Letter of Intent"); and

         WHEREAS, this Agreement constitutes the Definitive Agreement contemplated by the Letter of Intent setting forth the full and complete understanding of the terms and conditions under which the Seller shall sell and the Buyer shall purchase such assets of the Seller.

         NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1 TRANSFERRED ASSETS. Subject to and upon the terms and conditions of this Agreement, the Seller hereby agrees to sell, assign, transfer, convey and deliver to the Buyer free and clear of all liens, liabilities and encumbrances, and the Buyer agrees to purchase from the Seller, the following assets (collectively, the "Transferred Assets"):

                  (a) The Internet Domain Name and URL, "www.seniors.com" and all related rights necessary to use, maintain and operate such URL;

                  (b) Existing Registered User Database of Seniors.com (approximately 16,000 user names and e-mail addresses), including all data files and other electronic data relating thereto;

                  (c) Content currently published on the Seniors.com website;



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                  (d) The software code for the Seniors.com website, which is currently published at the WWW.SENIORS.COM URL, including a license to the WebPublish! content and user management software;

                                    ARTICLE 2

                                 PURCHASE PRICE

         2.1 PURCHASE PRICE. The purchase price to be paid by the Buyer to the Seller for the Transferred Assets (the "Purchase Price") shall consist of $65,000 (sixty-five thousand dollars) in cash.

         2.2 PAYMENT TERMS. The Purchase Price shall be paid as follows:

                  (a) On March 12, 2001, pursuant to the terms of the Letter of Intent, the Buyer deposited the Purchase Price into the client trust account of the law firm of Shutts and Bowen LLP for this transaction.

                  (b) The full amount of the Purchase Price shall be released from the Shutts & Bowen LLP client trust account and delivered to the Seller immediately following execution of this Agreement.

         2.2 NO LIABILITIES ASSUMED.

                  (a) Notwithstanding anything else in this Agreement to the contrary,: (i) the Buyer shall not assume or otherwise have any obligation to pay, perform, or discharge any obligations or liabilities of the Seller, whether disclosed, undisclosed, direct, indirect, fixed, contingent, known, or unknown and whether incurred in the ordinary course of business or otherwise (collectively, Liabilities"); and (ii) the Seller shall retain and be solely responsible for paying, performing, and discharging all Liabilities.

                  (b) Without limiting the generality of Section 2.2(a), the Buyer shall have no obligation to any employees of the Seller, liability for making payments of any kind pursuant to any agreements, arrangements or understandings with any third parties out of the proceeds from the sale of the Transferred Assets, or liability for any Taxes (as defined in Section 2.3 below).

         2.3 TAXES. The Seller shall pay all Taxes, if any, resulting from the transfer of the Transferred Assets or the transactions contemplated hereby. For purposes hereof, "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment

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insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Seller is required to pay, withhold or collect.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby makes the following representations and warranties to the Buyer, as of the date hereof and as of the Closing:

         3.1 ORGANIZATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to consummate the transactions contemplated by this Agreement.

         3.2 NON-CONTRAVENTION. The execution and delivery by the Seller of this Agreement does not, and the performance and consummation by the Seller of the transactions contemplated hereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture, or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach, or violation of or default, termination, forfeiture, or lien under) any statute, rule, regulation, or judicial or governmental decree, order, or judgment, or any agreement, lease, or other instrument, to which the Seller is subject or the Transferred Assets are subject.

         3.3 AUTHORIZATION. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been, duly and validly authorized by all necessary corporate action on the Seller's part, and this Agreement is the valid and binding obligation of the Buyer, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

         3.4 NO CONSENT REQUIRED. No consent, authorization, or approval of, or declaration or filing with, any governmental authority, regulatory body, or court or other tribunal is required for the execution, delivery, or performance by the Seller of this Agreement or for the consummation of the transactions contemplated hereby.

         3.5 TITLE TO ASSETS. The Seller has good and valid title to the Transferred Assets free and clear of all mortgages, liens, security interests, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title of any kind. The Seller is currently the registered owner of the www.seniors.com domain name and URL.

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         3.6 LEGAL PROCEEDINGS. The Seller is not engaged in or a party to, or, to the knowledge of the Seller, threatened with, any suit, investigation, legal action or other proceeding before any court, administrative agency, arbitration panel or other similar authority which relates to the transactions contemplated by this Agreement, and the Seller knows of no basis for any such suit, investigation, legal action or proceeding. There are no outstanding orders, rulings, decrees, judgments or stipulations by or with any court, administrative agency, arbitration panel or other similar authority which are applicable to the Transferred Assets or which challenge or otherwise relate to the transactions contemplated by this Agreement.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby makes the following representations and warranties to the Seller, as of the date hereof and as of the Closing:

         4.1 CORPORATE ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to consummate the transactions contemplated hereby.

         4.2 NON-CONTRAVENTION. The execution and delivery by the Buyer of this Agreement does not, and the performance and consummation by the Buyer of the transactions contemplated hereby will not, conflict with or result in any breach or violation of or default, termination, forfeiture, or lien under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach, or violation of or default, termination, forfeiture, or lien under) any statute, rule, regulation, or judicial or governmental decree, order, or judgment, or any agreement, lease, or other instrument, to which the Buyer is subject.

         4.3 AUTHORIZATION. The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the Buyer's part, and this Agreement is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

         4.4 NO CONSENT REQUIRED. No consent, authorization, or approval of, or declaration or filing with, any governmental authority, regulatory body, or court or other tribunal is required for the execution, delivery, or performance by the Buyer of this Agreement or for the consummation of the transactions contemplated hereby.

         4.5 LEGAL PROCEEDINGS. The Buyer is not engaged in or a party to, or, to the knowledge of the Buyer, threatened with, any suit, investigation, legal action or other proceeding before any court, administrative agency, arbitration panel or other similar authority which relates to the transactions contemplated

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by this Agreement, and the Buyer knows of no basis for any such suit, investigation, legal action or proceeding. There are no outstanding orders, rulings, decrees, judgments or stipulations by or with any court, administrative agency, arbitration panel or other similar authority which challenge or otherwise relate to the transactions contemplated by this Agreement.

                                    ARTICLE 5

                               TRANSITION PROCESS

         5.1 TRANSFER OF ASSETS. Concurrent with the execution of this Agreement, the Seller has completed, executed confirmed the electronic transfer of the URL via the Tucows OpensSRS system, administered through JoeDomains.com. The Seniors.com URL, website code, database and website content will be transferred to the Buyer immediately following execution of this Agreement.

         5.2 PUBLIC ANNOUNCEMENTS. Neither Party shall make, or permit any of its affiliates or representatives to make, any news release or other public disclosure of this Agreement or the transactions contemplated hereby without the prior approval of the other Party, which approval shall not be unreasonably withheld.

                                    ARTICLE 6

                                 INDEMNIFICATION

         6.1 INDEMNIFICATION BY THE SELLER. The Seller shall defend, indemnify and hold the Buyer and its officers, directors, employees and agents harmless from, against, and in respect of, any and all claims, demands, lawsuits, proceedings, losses, obligations, assessments, fines, penalties, administrative or judicial orders, costs, expenses, liabilities and damages, including without limitation interest, penalties, and reasonable attorneys' fees and disbursements, and costs of defense ("Losses") which arise or result from:

                  (a) any breach of or inaccuracy in any representations or warranties of the Seller set forth in this Agreement, or any agreement, certificate or other document delivered in connection with this Agreement;

                  (b) any failure by the Seller to perform in a timely manner any covenant or agreement contained in this Agreement or any agreement, certificate or other document delivered in connection with this Agreement;

                  (c) any Liabilities; and

                  (d) any claim by any finder, broker, financial agent or similar person engaged by the Seller with respect to the transactions contemplated by this Agreement.

         6.2 INDEMNIFICATION BY THE BUYER. INDEMNIFICATION BY THE BUYER.

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         The Buyer shall defend, indemnify and the Seller and his employees and agents harmless from, against, and in respect of, any and all Losses which arise or result from:

                  (a) any breach of or inaccuracy in any representations or warranties of the Buyer set forth in this Agreement or any agreement, certificate or other document delivered in connection with this Agreement;

                  (b) any failure by the Buyer to perform in a timely manner any covenant or agreement contained in this Agreement or any agreement, certificate or other document delivered in connection with this Agreement; and

                  (c) any claim by any finder, broker, financial agent or similar person engaged by the Buyer with respect to any of the transactions contemplated by this Agreement.

         6.3 NOTIFICATION OF CLAIMS. If any party or parties (the "Indemnified Party") reasonably believes that it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action, or proceeding (a "Third-Party Claim"), with respect to which such other party or parties (the"Indemnifying Party") is obligated to provide indemnification pursuant to Section 6.1 or 6.2 above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for Indemnification (an "Indemnity Claim"). The delivery of such notice of Indemnity Claim ("Claim Notice") shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnifying Party shall have twenty (20) days from the receipt of a Claim Notice to notify the Indemnified Party of whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Indemnity Claim

         6.4 LIMITATIONS ON CLAIMS.

                  (a) The maximum aggregate liability of the Seller under
Section 6.1 above shall be limited to the amount of the Purchase Price. The maximum aggregate liability of the Buyer under Section 6.2 above shall be limited to the amount of the Purchase Price.

                  (b) The exclusive remedies of the Parties for any and all claims arising from or related to this Agreement and the transactions contemplated by this Agreement (whether in contract or otherwise) shall be to assert a claim for indemnification pursuant to this Article 6.

                  (c) Neither Party shall be entitled to recover any special or consequential damages.

                  (d) No Claim Notice may be delivered more than 60 days after the Effective Date.

                  (e) The Buyer acknowledges that: (i) the Seller has made no representations or warranties with respect to the Transferred Assets other than those set forth in Article 3 above; (ii) the Buyer has conducted a due-diligence

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review of the Transferred Assets and is purchasing them "as is" and "where is"
and without any warranties of any kind (including, without limitation, any warranty of merchantability or fitness for a particular purpose) except those set forth in Article 3; and (iii) upon consummation of the sale of the Transferred Assets to the Buyer, the Seller intends to cease operations and utilize all of the proceeds of the sale to pay creditors.


                                    ARTICLE 7

                           COVENANTS AFTER THE CLOSING

         7.1 USE OF NAME. The Seller agrees that following the Closing Date, it shall no longer use the name "Seniors.com" without the prior written consent of the Buyer in each instance.

         7.2 CONFIDENTIALITY. Each Party agrees that it will not, without the prior written consent of the other Party, disclose publicly or to any third party (other than each Party's professional advisors) the terms and conditions of this Agreement or any confidential information obtained from the other in connection with or in any way related to this Agreement or the transactions contemplated hereby, except to the extent required by law or necessary in order to establish rights under this Agreement.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 ENTIRE AGREEMENT; WAIVERS. This Agreement comprises the entire agreement between the Parties relating to its subject matter and supersedes all prior agreements and understandings between them (including, without limitation, the Letter of Intent) relating to such subject matter. Each Party may extend the time for, or waive performance of, any of the obligations of the other, waive any inaccuracies in the representations or warranties of the other, or waive compliance by the other with any of the covenants or conditions contained in this Agreement, but only by an instrument in writing signed by the Party granting such extension or waiver.

         8.2 ATTORNEYS FEES. If any legal action, arbitration, mediation or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         8.3 EXPENSES. Each Party shall pay its own fees, expenses and disbursements and those of its respective agents, representatives, consultants, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby.

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         8.4 GOVERNING LAW. This Agreement is made and shall be construed in accordance with the laws of the State of California, without regard to conflict of law principles.

         8.5 NOTICES. Any notice to a Party given pursuant to this Agreement shall be in writing addressed as follows:

         If to the Seller:         Seniors.com, Inc.
                                   447 Orange St.
                                   Apt. 42
                                   Oakland, CA   94610
                                   Attn:  William Belhumeur
                                   Telephone:  (415) 310-0337 or (415) 704-3415
                                   Fax:  (415) 704-3415

         If to the Buyer:          Internet Properties Development Corp
                                   374 N Coast Hwy 101, ste f14
                                   Encinitas, CA 92024
                                   Attn:  Matt Hayes
                                   Telephone: (760) 436-5436
                                   Fax: (760) 436-4960



         8.6 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the respective successors and assigns of the Parties but may not be assigned by either Party without the prior written consent of the other Party.

         8.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes.

         8.8 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

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                  IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

                                           SENIORS.COM, INC.


                                           By:  /s/ William D. Belhumeur
                                                --------------------------------
                                                William D. Belhumeur
                                                President


                                           Internet Properties Development Corp.

                                           By:  /s/ Matt Hayes
                                                --------------------------------
                                                Matt Hayes
                                                President


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